KAYE SCHOLER LLP
425 Park Avenue New York, New York 10022-3598 212 836-8000 Fax 212 836-8689 www.kayescholer.com

March 28, 2006

Columbia Laboratories, Inc.
354 Eisenhower Parkway
Livingston, New Jersey 07039

Ladies and Gentlemen:

We have acted as counsel to Columbia Laboratories, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale, from time to time, by certain stockholders of the Company (the “Selling Stockholders”) identified in the prospectus (the “Prospectus”) which forms a part of the Registration Statement, in the manner described in the Prospectus, of up to an aggregate of 9,285,261 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), which includes an aggregate of 7,428,220 shares of Common Stock (the “Shares”) held by the Selling Stockholders and 1,857,041 shares of Common Stock (subject to adjustment as described in the Prospectus, the “Warrant Shares”) that may be issued from time to time upon the exercise of certain warrants held by the Selling Stockholders and described in the Prospectus (the “Warrants”).

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments of the Company as we have deemed necessary or advisable for the purpose of rending this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original of all documents submitted to us as copies. As to various questions of fact material to our opinion, we have relied on the representations of the Company.

Based on the foregoing, we are of the opinion that (a) the Shares to be sold by the Selling Stockholders in the manner described in the Prospectus under the captions “Selling Stockholders” and “Plan of Distribution” are validly issued, fully paid and non-assessable, and (b) subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock, the Warrant Shares to be sold by the Selling Stockholders in the manner described in the Prospectus under the captions “Selling Stockholders” and “Plan of Distribution,” when the Warrants have been exercised  and the Warrant Shares have been duly issued and paid for in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. We express no opinions as to any other laws, statutes, rules or regulations.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters.” In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kaye Scholer LLP